Exhibit 3.1(e)

                        CERTIFICATE OF AMENDMENT
                                   OF
                      CERTIFICATE OF INCORPORATION
                                   OF
                 AMERICAN ASSET MANAGEMENT CORPORATION

     Pursuant to the provisions of Section 14A:7-2 of the New Jersey Business Corporation Act, the undersigned corporation hereby executes the following Certificate of Amendment of the Certificate of Incorporation:

     1.  The name of the corporation is AMERICAN ASSET MANAGEMENT
CORPORATION.

     2. The following resolution to amend Article 4 of the Certificate of Incorporation, stating the relative rights, preferences and limitations of a series of preferred stock of the Corporation, was approved at a meeting of the Board of Directors of the Corporation held on November 4, 2002:

     RESOLVED, that the Board of Directors, pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation of the Corporation, hereby authorizes the issue from time to time of a series of Preferred Stock, no par value, of the Corporation and hereby fixes the designation, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, in addition to those set forth in said Certificate of Incorporation to be in their entirety as follows:

DESIGNATION. The series of Preferred Stock shall be designated and known as "10% Series B Cumulative Convertible Participating Redeemable Preferred Stock" (the "Series B Preferred Stock"). The number of shares constituting such series shall be 300,000.

RANK. With respect to dividend rights and rights on liquidation, winding-up and dissolution, the Series B Preferred Stock will rank (i) senior to: (A) the common stock of the Corporation (the "Common Stock"); (B) each other class or series of preferred or other capital stock of the Corporation now or hereafter established by the Board of Directors of the Corporation (the "Board"), the terms of which do not expressly provided that it ranks senior to, or on a parity with, the Series B Preferred Stock as to dividend rights and redemption rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as "Junior Stock"); (ii) on a parity with the Corporation's 10% Series A Cumulative Participating Preferred Stock and with each other class or series of preferred or other capital stock of the Corporation established hereafter by the Board, the terms of which expressly provided that such class or series will rank on a parity with the Series B Preferred Stock as to dividend and redemption rights or rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as "Parity Stock"); and (iii) junior to each class or series or preferred or other capital stock of the Corporation established hereafter by the Board, the terms of which class or series expressly provided that such class or series will rank senior to the Series B Preferred Stock as to dividend and redemption rights or rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as "Senior Stock").

LIQUIDATION RIGHTS. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of each share of Series B Preferred Stock shall be entitled to receive out of the assets or surplus funds of the Corporation prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Junior Stock, an amount equal to the dividends accrued and unpaid thereon to the date of final distribution to such holders, whether or not declared, without interest, and a sum equal to one dollar ($1.00) per share subject to appropriate adjustment by the Board in the event of any stock split, dividend or similar division of shares of Series B Preferred Stock or reverse split or similar combination of the Series B Preferred Stock, and no more; provided, however, that such rights shall accrue to the holders of the Series B Preferred Stock only if the Corporation's payments with respect to the liquidation preferences to the Senior Stock are fully met. After the liquidation preferences of the Senior Stock are fully met, the entire assets of the Corporation available for distribution to holders of its capital stock shall be distributed ratably among the holders of the Series B Preferred Stock and any Parity Stock in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts).

     After the payment or the setting apart of payment to the holders of the Series B Preferred Stock of the preferential amounts so payable to them, the holders of Common Stock shall be entitled to receive all remaining assets of the Corporation available for distribution to shareholders subject to the rights of the holders, if any, of the Corporation's capital stock that ranks as Senior Stock or Parity Stock with respect to the Common Stock as to liquidation rights.

     Neither a consolidation or merger of the Corporation with another corporation nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Corporation.

DIVIDENDS AND DISTRIBUTIONS.
     a. The holders of shares of Series B Preferred Stock, in preference to the holders of shares of Common Stock and of any Junior Stock of the Corporation, shall be entitled to receive, when, as and if declared by the Board, out of the assets of the Corporation legally available therefor, cumulative cash dividends at an annual rate of ten cents ($0.10) per share subject to appropriate adjustment by the Board in the event of any stock split, dividend or similar division of shares of Series B Preferred Stock or reverse split or similar combination of the Series B Preferred Stock. Dividends shall accrue and be payable quarterly, in arrears, on the first day of January, April, July and October in each year commencing with the first day of the month of April following the date the Corporation has first accepted subscriptions for the purchase of Series B Preferred Stock and received payment therefor, provided, however, if any such date shall fall on a day other than a business day, then such payment shall, at the Corporation's option, be made on either the first business day preceding or the first business day following the date on which such payment shall have so fallen due.

     b. Dividends payable pursuant to paragraph (a) of this Section 4 shall begin to accrue and be cumulative from the date of acceptance by the Corporation of subscriptions and the receipt of payment for the Series B Preferred Stock, whether or not earned or declared. The amount of dividends so payable shall be determined on the basis of twelve 30-day months and a 360-day year. Dividends paid on the shares of Series B Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares and any Parity Stock at the time outstanding. The Board may fix a record date for the determination of holders of shares of Series B Preferred Stock entitled to receive payment of a dividend declared hereon, which record date shall be no more than sixty (60) days prior to the date fixed for the payment thereof.

     c. In addition to the annual dividend provided for in Section 4(a), if in any the calendars year ending December 31, 2003, 2004, 2005 and 2006 the Corporation's wholly owned subsidiary, Capital Financial Corporation ("Capital"), achieves net after tax income of at least $100,000 (as determined by reference to Capital's audited financial statements for such year) (the "Threshold Amount"), the holders of record of shares of Series B Preferred Stock on December 31 in the year in which the Threshold Amount has been achieved, in preference to the holders of shares of Common Stock and of any Junior Stock, shall be entitled to receive, when, and if, declared by the Board of Directors, out of funds legally available therefor, an additional cash dividend per share equal to 1% of the liquidation preference of a share of Series B Preferred Stock (i.e., $.01 per share) for each $100,000 of after tax net income reported in the audited financial statements of Capital for such calendar year, subject to a maximum additional cash dividend per share equal to 4% of the liquidation preference of the Series B Preferred Stock (i.e., $.04 per share). The additional cash dividend is subject to appropriate adjustment by the Board of Directors of the Corporation in the event of any stock split, dividend or similar division of shares of Series B Preferred Stock or reverse split or similar combination of the Series B Preferred Stock. The additional cash dividend, if any, with respect to any calendar year shall be paid with the annual dividend payment due on the subsequent July 1.

     d. No dividends or other cash distributions shall be paid or set apart for payment on any shares of Common Stock or Junior Stock unless and until all accrued and unpaid dividends on the Series B Preferred Stock, including the full dividend for the then-current annual dividend period, shall have been paid or declared and set apart for payment.

     e. No full dividends shall be paid or declared and set apart for payment on any Parity Stock for any period unless all accrued but unpaid dividends (whether or not declared) have been, or contemporaneously are, paid or declared and set apart for such payment on the Series B Preferred Stock. No full dividends shall be paid or declared and set apart for payment on the Series B Preferred Stock for any period unless all accrued but unpaid dividends (whether or not declared) have been, or contemporaneously are, paid or declared and set apart for payment on the Parity Stock for all dividend periods terminating on or prior to the date of payment of such full dividends. When dividends are not paid in full upon the Series B Preferred Stock and the Parity Stock, all dividends paid or declared and set apart for payment on the shares of Series B Preferred Stock and the Parity Stock shall be paid or declared and set apart for payment pro rata, so that the amount of dividends paid or declared and set apart for payment per share on the Series B Preferred Stock and the Parity Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Series B Preferred Stock and the Parity Stock bear to each other.

     f. The holders of shares of Series B Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided herein.

CONVERSION.
     a. Optional Conversion by Holder. Subject to the provisions of paragraph
(b) of this Section 5 and of Section 7 hereof, the holders of shares of the Series B Preferred Stock shall have conversion rights as follows: Outstanding shares of Series B Preferred Stock may be converted by the holders thereof into fully paid and nonassessable shares of the Corporation's Common Stock in the manner hereinafter provided in paragraphs (b) and (c) of this Section 5.

     b. Conversion Ratios. Subject to the redemption of shares of Series B Preferred Stock as provided in Section 7 hereof, each share of Series B Preferred Stock shall be convertible at the option of the holder into one (1) share of the Corporation's Common Stock (the "Conversion Ratio"); provided, however, in the event of a stock dividend, recapitalization, reorganization, merger, consolidation, subdivision, combination or reclassification of shares of the Corporation's Common Stock, or any other change in the corporate structure or shares of the Corporation's Common Stock, prior to the conversion of the Series B Preferred Stock, the Corporation shall make such adjustment as the Board of Directors of the Corporation, in its sole discretion, shall deem necessary, in the Conversion Ratio to give each holder of the Series B Preferred Stock substantially the same rights as the holder of the Series B Preferred Stock had immediately prior to the occurrence of such event. In the event of any consolidation of the Corporation with, or merger of the Corporation into, another corporation (other than the merger of the Corporation into a wholly-owned subsidiary) where the Corporation is not the successor entity, or in the case of the sale or conveyance to another corporation of substantially all of the property of the Corporation, then the holder of the Series B Preferred Stock shall thereafter, upon conversion of the Series B Preferred Stock in accordance with the terms hereof, prior to the record date for such consolidation, merger, sale or conveyance, have the right to purchase and receive the kind and number of shares of stock and other securities or properties receivable upon such consolidation, merger, sale or conveyance, that would have been issued to the holder of the Series B Preferred Stock had the Series B Preferred Stock been converted immediately prior to such event.

     c. Mechanics of Conversion. The right of the holders of the Series B Preferred Stock to convert their shares shall be exercised by transmitting to the Corporation at its principal executive offices or such other place as the Corporation shall specify in writing, a notice of such conversion together with certificates representing shares of the Series B Preferred Stock to be converted, duly endorsed in blank and accompanied by such proper instruments of transfer as may be requested by the Corporation. The notice shall state the number of shares of Series B Preferred Stock to be converted. The Corporation shall promptly, after receipt of the foregoing together with such other documents and evidence of payments of any required taxes on the part of the holder it may reasonably require, issue to the holder of the Series B Preferred Stock the appropriate number of shares of the Corporation's Common Stock. The Corporation shall, as soon as practicable thereafter, subject to the receipt by the Corporation from the converting holder of any representations or other documentation the Corporation may reasonably request in order to comply with the federal securities laws with respect to the issue of the Common Stock upon such conversion, to issue and deliver at such office to such holder of Series B Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.
Upon conversion, the holder of shares of Series B Preferred Stock shall be entitled to receive, in cash, any accrued and unpaid dividends on the shares of Series B Preferred Stock surrendered for conversion to the date of such conversion.

     d. No Impairment. The Corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against impairment.

     e. Certificate as to Adjustments. Upon the occurrence of each adjustment to the Conversion Ratio pursuant to this Section 5, the Corporation, at its expense, shall promptly compute such adjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments, (ii) the Conversion Ratio at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series B Preferred Stock.

    f. Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, the Corporation shall mail to each other holder of Series B Preferred Stock at least ten (10) days prior to the date therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

     g. Common Stock Reserved. The Corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of the Series B Preferred Stock.

VOTING RIGHTS. Except as otherwise required by law or as set forth below the holders of shares of Series B Preferred Stock shall not be entitled to notice of any shareholders' meeting or to vote upon any matter submitted to a shareholder of the Corporation for a vote.

     Without the consent or affirmative vote of the holders of at least fifty-one percent (51%) of the outstanding shares of Series B Preferred Stock, voting separately as a class, the Corporation shall not (i) amend, alter or repeal, whether by merger or consolidation or otherwise, the Corporation's Certificate of Incorporation if the amendment, alteration or repeal materially and adversely affects the powers, preferences or special rights of the Series B Preferred Stock, or (ii) increase the authorized number of shares of Series B Preferred Stock. Notwithstanding the foregoing, the Corporation may at any time authorize, create or issue any shares of any other class or series of capital stock of the Corporation ranking prior to the Series B Preferred Stock as to dividends or upon liquidation or with greater voting rights without the consent or vote of the holders of Series B Preferred Stock.

REDEMPTION

     a. The Corporation shall have the right, at its sole option and election made in accordance with paragraph (c) of this Section 7, commencing on the date the Corporation first accepts a subscription from purchasers thereof for shares of the Series B Preferred Stock and received payment therefor, to redeem, out of funds legally available therefor, shares of Series B Preferred Stock, in whole or in part, at a price of $1.05 per share plus all accrued and unpaid dividends (the "Redemption Price).

     b. If less than all shares of Series B Preferred Stock at the time outstanding are to be redeemed, the shares to be redeemed shall, at the election of the Board of Directors of the Corporation, be selected pro rata or by lot or such other manner as the Board of Directors may determine;

     c. (i) Notice of any redemption of shares of Series B Preferred Stock pursuant to this Section 7 shall be mailed at least five (5) business days, but not more than sixty (60) calendar days prior to the date fixed for redemption to each holder of shares of Series B Preferred Stock to be redeemed, at such holder's address as it appears on the transfer books of the Corporation. Holders of Series B Preferred Stock shall have conversion rights until the close of business on the business day immediately preceding the date fixed for redemption. In order to facilitate the redemption of shares of Series B Preferred Stock, the Board of Directors may fix a record date for the determination of shares to be redeemed and the date fixed for such redemption. The Corporation shall redeem the number of shares so specified on the date fixed for redemption. Any notice which is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not the holder of the Series B Preferred Stock receives such notice; and failure to give such notice by mail, or any defect in such notice, to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of such shares or any other shares of Series B Preferred Stock. On or after the date fixed for redemption as stated in such notice, each holder of the shares called for redemption shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price. If less than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

     d. On the date of any redemption being made pursuant to this Section 7 which is specified in a notice given pursuant to paragraph (c) of this
Section 7 and at any time after such notice shall have been mailed and before the date of redemption the Corporation may deposit for the benefit of the holders of shares of Series B Preferred Stock to be redeemed the funds necessary for such redemption with a bank or trust company. Any monies so deposited by the Corporation and unclaimed at the end of three years from the date designated for such redemption shall revert to the general funds of the Corporation.

     After such reversion, any such bank or trust company shall, upon demand, pay over to the Corporation such unclaimed amounts and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof and any holder of shares of Series B Preferred Stock to be redeemed shall look only to the Corporation for the payment of the Redemption Price. In the event that monies are deposited pursuant to this paragraph (d) in respect of shares of Series B Preferred Stock that are converted in accordance with the provisions of Section 4, such monies shall, upon such conversion, revert to the general funds of the Corporation and, upon demand, such bank or trust company shall pay over to the Corporation such monies and shall be relieved of all responsibility to the holders of such converted shares in respect thereof. Any interest accrued on funds deposited pursuant to this paragraph
(d) shall be paid from time to time to the Corporation for its own account.

     e. Notice of Redemption having been given as aforesaid, notwithstanding that any certificates for such shares shall not have been surrendered for cancellation, from and after the date of redemption designated in the notice of redemption (i) the shares represented thereby shall no longer be deemed outstanding, (ii) the rights to receive dividends thereon shall cease to accrue, and (iii) all rights of the holders of shares of Series B Preferred Stock to be redeemed shall cease and terminates, excepting only the right to receive the Redemption Price therefor and the right to convert such shares into shares of Common Stock until the close of business on the business date immediately preceding the date of redemption, in accordance with Section 4.

RESIDUAL RIGHTS. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

     1. The Certificate of Incorporation is amended so that the designation and number of shares of Series B Preferred Stock acted upon in the resolution, and the relative rights, preferences and limitations of such shares of Series B Preferred Stock, are as stated in the resolution.

     IN WITNESS WHEREOF, this Certificate of Amendment of the Certificate of Incorporation was executed on behalf of the corporation this 30th day of December, 2002.

                                      AMERICAN ASSET MANAGEMENT CORPORATION


                                      By:_/s/ Richard G. Gagliardi__
                                      Richard G. Gagliardi
                                      President